Exhibit 10.19

2013 Incentive Compensation Program

On February 8, 2013, the Chairman of the Board and independent directors, acting pursuant to authority delegated by the Board of Directors (the "Board"), approved the participation of Tesoro Logistics GP, LLC's (the "Company") President and Vice President of Operations in the Tesoro Corporation 2013 Incentive Compensation Program (the "2013 ICP" or the "2013 Program"). In addition, the Board approved the target payout for such officers.  The 2013 Program consists of two equally weighted components: Tesoro Corporation's overall performance and Business Unit performance outlined below. The performance results of Tesoro Corporation and the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by Tesoro Corporation's Compensation Committee, to determine the total amount, if any, available under the 2013 ICP. The Chairman of the Board and independent directors of the Company have discretion to adjust individual awards, if any, for Company executives based on their assessment of an individual executive's performance relative to successful achievement of goals, business plan execution and other leadership attributes.

Component 1 - Corporate Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Tesoro Corporation performance metrics include the following:

•
Achievement of earnings before interest, taxes, depreciation and amortization ("EBITDA") measured on a margin neutral basis (this is the more heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component);

•	Safety - Targeted improvement in recordable incidents;

•	Process Safety Management - Targeted improvement in the number of process safety incidents;

•	Environmental - Targeted improvements in the number of environmental incidents; and

•	Cost Management - Measurement of non-capital cash expenditure versus budget (this metric constitutes 35% of the bonus opportunity for the corporate performance component).

Component 2 - Business Unit Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental;

•	Cost Management;

•	Improvements in EBITDA; and

•	Business improvement and value creation initiatives.